CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam New York Tax Exempt Income Fund:

We consent to the use of our report, dated January 12, 2012, with respect to the financial statements included herein, on the Putnam New York Tax Exempt Income Fund, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
March 26, 2012